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                                  EXHIBIT 11.2

                           SONUS PHARMACEUTICALS, INC.

              COMPUTATION OF HISTORICAL NET INCOME (LOSS) PER SHARE
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

                                                                                          Year Ended December 31,
                                                                                 ----------------------------------------
                                                                                     1996         1995           1994
                                                                                 -----------   -----------    -----------
Net income (loss) ............................................................   $ 1,722,145   $(5,938,941)   $(8,897,275)
                                                                                 ===========   ===========    ===========

Weighted average shares outstanding ..........................................     8,481,084     3,280,928      1,859,478

Net effect of stock options exercised and stock options and warrants granted during the 12 months prior to the Company's filing of its initial public offering, at less than offering price, calculated using the treasury stock method at the offering price of $7 per share, and treated as outstanding for all periods presented through the closing date of the initial public
  offering ...................................................................          --          73,297        262,943

Net effect of common stock equivalents using the
  treasury stock method ......................................................       517,446          --              --
                                                                                 -----------   -----------    -----------
Shares used in computation of historical net income (loss) per share .........     8,998,530     3,354,225      2,122,421
                                                                                 ===========   ===========    ===========


Historical net income (loss) per share .......................................   $      0.19    $    (1.77)    $    (4.19)
                                                                                 ===========   ===========    ===========
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